Exhibit 4.5

FORM OF WARRANT AMENDMENT AGREEMENT

THIS WARRANT AMENDMENT AGREEMENT (this “Agreement”) is entered into as of [●], 2026, by and among Pasqal Holding SA, a société anonyme formed under the laws of the Republic of France, as successor in interest to Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company (“Parent”), Computershare Inc. (“Computershare”), Computershare Trust Company, N.A., and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (“Continental”), as the prior warrant agent. Capitalized terms used but not defined herein have the meanings given to such terms in the Warrant Agreement (as defined below).

WHEREAS, Parent completed its initial public offering of units on January 9, 2026 (the “Offering”), pursuant to which Parent issued an aggregate of 25,000,000 units (each unit, a “Parent Public Unit”), each Parent Public Unit consisting of one Class A ordinary share of Parent, par value $0.0001 per share (each, a “Parent Class A Share”), and one-third of one redeemable warrant (each a “Parent Public Warrant”), with each whole Parent Public Warrant entitling the holder thereof to purchase one Parent Class A Share at an initial exercise price of $11.50 per share, subject to adjustment;

WHEREAS, in connection with the Offering, Parent issued an aggregate of 7,750,000 private warrants in private placement transactions to the Sponsor (as defined below) and the underwriters of the Offering (collectively, the “Parent Private Warrants”), with each whole Parent Private Warrant entitling the holder thereof to purchase one Parent Class A Share at an initial exercise price of $11.50 per share, on terms substantially similar to the Parent Public Warrants;

WHEREAS, in order to finance Parent’s transaction costs in connection with its initial business combination, Bleichroeder Sponsor 2 LLC (the “Sponsor”) or certain of Parent’s officers and directors may, but are not obligated to, loan to Parent such funds as Parent may require (the “Working Capital Loans”), of which up to $2,000,000 of such Working Capital Loans are convertible into warrants to purchase Parent Class A Shares, at a price of $1.00 per warrant (the “Working Capital Warrants”, together with Parent Public Warrants and Parent Private Warrants, the “Parent Warrants”), identical to the Parent Private Warrants;

WHEREAS, Parent and Continental are parties to that certain Warrant Agreement, dated as of January 7, 2026 (as amended, including without limitation by this Agreement, the “Warrant Agreement”), pursuant to which Continental agreed to act as Parent’s warrant agent with respect to the issuance, registration, transfer, exchange, redemption and exercise of the Parent Warrants;

WHEREAS, Parent has entered into an Agreement and Plan of Merger, dated as of February 28, 2026 (as it may be amended, supplemented, modified and/or restated from time to time, the “Business Combination Agreement”), by and among Parent, Bleichroeder Acquisition France Merger Sub 2, a société anonyme formed under the laws of the Republic of France (“Merger Sub”), and Pasqal Holding SAS, a société par actions simplifiée formed under the laws of the Republic of France (the “Company”);

WHEREAS, pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth thereof, among other things, (i) prior to the closing (the “Closing”) of the transactions contemplated by the Business Combination Agreement, Parent will effect a merger of Parent with and into Merger Sub, with Merger Sub continuing as the surviving entity (the “Reincorporation Merger,” and the surviving entity, the “Parent Surviving Corporation”); (ii) upon the Closing, the Company will merge with and into the Parent Surviving Corporation by way of a merger by absorption under the French Code de commerce in force on the date hereof (the “Company Merger,” and together with the Reincorporation Merger, the “Business Combination”), with the Parent Surviving Corporation continuing as the surviving corporation (the “Surviving Corporation”), and the separate corporate existence of the Company ceasing as a result of the universal transfer of the Company’s assets and liabilities to the Surviving Corporation; (iii) in connection with the Business Combination, the shareholders of the Company will receive ordinary shares, par value $0.0001 per share, of the Parent Surviving Corporation (the “Parent Surviving Corporation Shares”) as merger consideration in accordance with Article III of the Business Combination Agreement, and Parent’s outstanding equity securities will be converted or assumed in the Reincorporation Merger as provided therein; and (iv) following the Closing, the Parent Surviving Corporation Shares and Parent Surviving Corporation Warrants (as defined below) will be registered for resale under the U.S. Securities Exchange Act of 1934, as amended, and listed for trading in accordance with applicable law;

WHEREAS, pursuant to Section 2.1 and Section 2.2 of the Business Combination Agreement and Section 4.4 of the Warrant Agreement, upon the effectiveness and by virtue of the Reincorporation Merger (the “Reincorporation Merger Effective Time”), each Parent Warrant issued and outstanding immediately prior to the Reincorporation Merger Effective Time will be converted into a warrant to purchase Parent Surviving Corporation Shares (collectively, the “Parent Surviving Corporation Warrants”) in accordance with the terms of the Warrant Agreement (as amended by this Agreement);

WHEREAS, the Board of Directors of Parent has determined that the consummation of the Business Combination constitutes a business combination contemplated under the Warrant Agreement;

WHEREAS, pursuant to the Warrant Agreement, Continental has agreed to resign from its duties as the warrant agent as of the date hereof, and Computershare has agreed to serve as successor warrant agent from and after the date hereof; and

WHEREAS, Section 9.8 of the Warrant Agreement provides that Parent and the Warrant Agent may amend the Warrant Agreement without the consent of any Registered Holders in the case of any merger or consolidation of the Company with or into another entity pursuant to Section 4.4 of the Warrant Agreement; and

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Replacement Instruments. As of the Reincorporation Merger Effective Time, all outstanding instruments evidencing Parent Warrants shall automatically be deemed to evidence Parent Surviving Corporation Warrants reflecting the adjustment to the terms and conditions described herein and in Section 4.4 of the Warrant Agreement. Following the Reincorporation Merger Effective Time, upon request by any holder of a Parent Surviving Corporation Warrant, the Parent Surviving Corporation shall issue a new certificate for such Parent Surviving Corporation Warrant to the holder thereof.

2.	Amendments to Warrant Agreement. To the extent required by this Agreement, the Warrant Agreement is hereby amended pursuant to Section 9.8 thereof to reflect the subject matter contained in this Agreement, effective as of the Reincorporation Merger Effective Time, including as set forth below:

a)	Unless the context otherwise requires, from and after the Reincorporation Merger Effective Time, any references in the Warrant Agreement or the Warrants to: (i) the “Company” shall mean Parent Surviving Corporation; (ii) “Class A Shares,” or “shares” shall mean the Parent Surviving Corporation Shares; (iii); (v) the “Board of Directors” or any committee thereof shall mean the board of directors of Parent Surviving Corporation or any committee thereof; and (vi) the “Charter” shall mean the Organizational Documents of Parent Surviving Corporation, as amended;

b)	References to “Continental Stock Transfer & Trust Company” in the Warrant Agreement shall be replaced with “Computershare Inc. and Computershare Trust Company, N.A., collectively,” and it shall be understood that “Warrant Agent” shall refer to Computershare Inc. and Computershare Trust Company, N.A., collectively, and “Transfer Agent” as Computershare Trust Company, N.A.;

c)	Continental hereby resigns as Warrant Agent under the Warrant Agreement, and the Surviving Corporation Company hereby appoints Computershare Inc. and Computershare Trust Company, N.A., collectively, to act as the Warrant Agent for the Surviving Corporation under the Warrant Agreement, and Computershare Inc. and Computershare Trust Company, N.A., collectively hereby accept such appointment and agree to perform the same duties and obligations in accordance with the terms and conditions set forth in the Warrant Agreement, as modified by this Agreement;

d)	The second Recital of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“WHEREAS, the Company entered into that certain Sponsor Private Placement Warrants Purchase Agreement with Bleichroeder Sponsor 2 LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of 5,000,000 private placement warrants (including if the underwriters’ over-allotment option is exercised in full) simultaneously with the closing of the Offering (the “Sponsor Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant, and in connection therewith, the issuance of 5,000,000 warrants (including if the Over-allotment Option is exercised in full), each bearing the legend set forth in Exhibit A hereto. In connection with the Offering, the Sponsor also purchased an aggregate of 9,583,333 of the Company’s Class B ordinary shares, $0.0001 par value per share (the “Class B Ordinary Shares”)”

e)	Section 2.4 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

f)	Section 2.5 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

g)	Section 2.6.5 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

h)	Section 2.6.8 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

i)	Section 2.6.10 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted].”

j)	Section 3.2 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing [ ], and terminating on the earliest to occur of: (x) 5:00 p.m., New York City time on [ ] (y) the liquidation of the Company, and (z) with respect to a redemption pursuant to Section 6.1 hereof, 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Each outstanding Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.”

a)	Section 3 of the Warrant Agreement is hereby amended by adding a new Section 3.3.6 immediately following Section 3.3.5 as follows:

“3.3.6 Instructions. In the event of a cash exercise of a Warrant, the Company hereby instructs the Warrant Agent to record cost basis for newly issued shares as follows:

in a manner to be subsequently communicated by the Company in writing to the Warrant Agent. In the event of a cashless exercise, the Company shall provide the cost basis for shares issued pursuant to a cashless exercise at the time the Company provides the cashless exercise ratio to the Warrant Agent pursuant to Section 7.4.2 hereof.”

b)	Section 3 of the Warrant Agreement is hereby amended by adding a new Section 3.3.7 immediately following Section 3.3.6 as follows:

“3.3.7 Opinion of Counsel. The Company shall provide an opinion of counsel prior to the effective time. The opinion shall state that all warrants or Class A Shares, as applicable: (i) were offered, sold or issued as part of an offering that was registered in compliance with the Securities Act of 1933, as amended (the “1933 Act”) or pursuant to an exemption from the registration requirements of the 1933 Act; (ii) were issued in compliance with all applicable state securities or “blue sky” laws; and (iii) are validly issued, fully paid and non-assessable.”

c)	Section 4.3.2 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

d)	Section 4.5 of the Warrant Agreement is hereby amended by adding the following text to the end thereof:

“The Warrant Agent shall have no obligation under any Section of this Agreement to determine whether an adjustment event has occurred or to calculate any of the adjustments set forth herein.”

e)	Section 4.9 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

f)	Section 5.1 of the Warrant Agreement is hereby amended by adding the following text to the end thereof:

“A party requesting transfer of Warrants must provide any evidence of authority that may be required by the Warrant Agent, including but not limited to, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association.”

g)	Section 5.3 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

“5.3 Fractional Warrants. The Company shall not issue fractional Warrants.”

h)	Section 5.6 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

i)	Section 7.2 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

“7.2 Replacement Warrants. The Warrant Agent shall issue replacement Warrants in a form mutually agreed to by Warrant Agent and the Company for those certificates alleged to have been lost, stolen or destroyed, upon receipt by Warrant Agent of an open penalty surety bond satisfactory to it and holding it and Company harmless, absent notice to Warrant Agent that such certificates have been acquired by a bona fide purchaser. Warrant Agent may, at its option, issue replacement Warrants for mutilated certificates upon presentation thereof without such indemnity.”

j)	Section 7.3 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

“7.3. Authority to Issue Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.”

k)	Section 7.4.2 of the Warrant Agreement is hereby amended by adding the following text to the end thereof:

“The Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no obligation under this Agreement to calculate, the number of Class A Shares to be issued upon such exercise, and such exercise will be determined by the Company (with written notice thereof to the Warrant Agent). The Warrant Agent shall have no duty or obligation to investigate or confirm whether the Company’s determination of the number of Class A Shares to be issued on such exercise, pursuant to this Section 7.4.2, is accurate or correct.”

l)	Section 8.2.1 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

“8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving thirty (30) days’ notice in writing to the Company, with such resignation to become effective immediately upon the expiration of such notice period. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation or other entity organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations. If any transfer agency relationship between Computershare and the Company is terminated, the relationship between the Warrant Agent and the Company under this Agreement is terminated at the same time.”

m)	Section 8.4.1 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

“8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by any director of the Company, the Chief Executive Officer, Chief Financial Officer, President, Executive Vice President, Vice President, Secretary or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in the absence of bad faith by it pursuant to the provisions of this Agreement.”

n)	Section 8.4.2 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

“8.4.2 Indemnity. The Company covenants and agrees to indemnify and to hold the Warrant Agent harmless against any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including the reasonable fees and expenses of legal counsel) (collectively, “Losses”) which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from any action taken, suffered or omitted by the Warrant Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the reasonable costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or of enforcing its rights under this Agreement; provided, that such covenant and agreement does not extend to, and the Warrant Agent shall not be indemnified with respect to, such Losses incurred or suffered by the Warrant Agent as a result of, or arising out of, its gross negligence, bad faith, or willful misconduct (which gross negligence, bad faith, or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction). From time to time, Company may provide Warrant Agent with instructions concerning the services performed by the Warrant Agent hereunder. In addition, at any time Warrant Agent may apply to any officer of Company for instruction and may consult with legal counsel for Warrant Agent or Company with respect to any matter arising in connection with the services to be performed by the Warrant Agent under this Agreement. Warrant Agent and its agents and subcontractors shall not be liable and shall be indemnified by Company for any action taken or omitted by Warrant Agent in reliance upon any Company instructions or upon the advice or opinion of such counsel. Warrant Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from Company. Notwithstanding anything contained herein to the contrary, the Warrant Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all Services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to Warrant Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from Warrant Agent is being sought. Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages. The obligations of the Company set forth in this Section 8.4.2 shall survive the exercise or expiration of the Warrants, the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent.”

o)	Section 8.5 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

“8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account, as promptly as practicable, to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Class A Shares through the exercise of the Warrants.”

p)	Section 8 of the Warrant Agreement is hereby amended by adding a new Section 8.7 immediately following Section 8.6 as follows:

“8.7 Funds. All funds administered by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services (the “Funds”) shall be administered by Computershare as agent for Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Company. Until paid pursuant to this Agreement, Computershare may administer or invest the Funds through such accounts in: (a) funds backed by obligations of, or guaranteed by, the United States of America; (b) debt or commercial paper obligations rated A-1 or P-1 or better by S&P Global Inc. (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), respectively; (c) Government and Treasury backed AAA-rated Fixed NAV money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, as amended; or (d) short term certificates of deposit, bank repurchase agreements, and bank accounts with commercial banks with Tier 1 capital exceeding $1 billion, or with an investment grade rating by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall not be obligated to pay such interest, dividends or earnings to Company, any shareholder or any other party.”

q)	Section 8 of the Warrant Agreement is hereby amended by adding a new Section 8.8 immediately following Section 8.7 as follows:

“8.8 Forward of Funds. The Warrant Agent shall forward funds received for warrant exercises in a given month by the 5th business day of the following month by wire transfer to an account designated by the Company.”

r)	Section 8 of the Warrant Agreement is hereby amended by adding a new Section 8.9 immediately following Section 8.8 as follows:

“8.9 Subagents. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents, provided, however, that the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such agents or subcontractors or for any loss to the Company resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final, non-appealable judgment of a court of competent jurisdiction) in the selection or continued employment thereof.”

s)	Section 9.2 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

9.2. Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery, by pdf via email, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

c/o

Pasqal Holding SA

24 Av. Emile Baudot

91120 Palaiseau France

Attn: [__]

Email: [__]

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery, by pdf via email, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Computershare Trust Company, N.A.,

Computershare Inc.

150 Royall Street

Canton, MA 02021

Attention: Client Services

Facsimile: (718) 575-4210

with a copy in each case (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

222 Berkeley Street

Suite 2000

Boston, MA 02116

Attn: Albert Vanderlaan; Marsha Mogilevich

Email:avanderlaan@orrick.com; mmogilevich@orrick.com

t)	Section 9.6 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

“9.6 Counterparts. This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.”

u)	Section 9.8 of the Warrant Agreement is hereby amended by adding the following text to the end thereof:

“No supplement or amendment to this Agreement shall be effective unless duly executed by the Warrant Agent and the Company. As a condition precedent to the Warrant Agent’s execution of any amendment, the Company shall deliver to the Warrant Agent a certificate from a duly authorized officer of the Company that states that the proposed amendment is in compliance with the terms of this Section 9.8. Notwithstanding anything in this Agreement to the contrary, the Warrant Agent may, but shall not be obligated to, enter into any supplement or amendment that adversely affects the Warrant Agent’s own rights, duties, immunities or obligations under this Agreement.”

v)	Section 9.9 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

“9.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof; provided that if such excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Company. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.”

w)	Section 9 of the Warrant Agreement is hereby amended by adding a new Section 9.10 immediately following Section 9.9 as follows:

“9.10 Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, epidemic, pandemic, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

x)	Section 9 of the Warrant Agreement is hereby amended by adding a new Section 9.11 immediately following Section 9.10 as follows:

“9.11 Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).”

y)	Section 9 of the Warrant Agreement is hereby amended by adding a new Section 9.12 immediately following Section 9.11 as follows:

“9.12 Further Assurances. The Company shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.”

3.	Reference to and Effect on Agreements. Any references to “this Agreement” in the Warrant Agreement will mean the Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Warrant Agreement shall remain in full force and effect.

4.	Entire Agreement. This Agreement and the Warrant Agreement, as modified by this Agreement, constitute the entire understanding of the parties and supersede all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

5.	Applicable Law. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

6.	Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Execution and delivery of this Agreement by electronic mail or exchange of facsimile of .pdf copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

7.	Successors. All the covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.

8.	Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Business Combination and the Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has signed or has caused to be signed by its officer thereunto duly authorized this Warrant Amendment Agreement as of the date first above written.

PASQAL HOLDING SA

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

COMPUTERSHARE INC. COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name:
Title:

[Signature Page to Warrant Amendment Agreement]